Exhibit 10.2

NORDSON CORPORATION
2004 LONG-TERM PERFORMANCE PLAN

(Amended and Restated as of February 19, 2008)

1.	Purpose.

The Nordson Corporation 2004 Long-Term Performance Plan (the “Plan”) is designed to foster and promote the long-term growth and performance of the Company by: (a) enhancing the Company’s ability to attract and retain qualified Directors and employees and (b) motivating Directors and employees through stock ownership and other incentives. To achieve this purpose, the Plan provides authority for the grant of Stock Options, Restricted Stock, Stock Equivalent Units, Stock Appreciation Rights, and other incentives and the maintenance of an employee stock purchase program.

2.	Definitions.

(a) “Affiliate” – This term has the meaning given to it in Rule 12b-2 under the Exchange Act; provided, however, that (i) for purposes of determining whether any person may be a Participant with respect to any grant of Incentive Stock Options, the term “Affiliate” has the meaning given to the term “Subsidiary” in Section 424 of the Code, as interpreted by the regulations thereunder and applicable law; and (ii) for purposes of determining whether any person may be a Participant with respect to any grant of Stock Options or Stock Appreciation Rights that are intended to be exempt from Section 409A of the Code, the term “Affiliate” means any corporation or other entity as to which Nordson Corporation is an “eligible issuer of service recipient stock” (within the meaning of 409A of the Code).

(b) “Award” – The grant of Stock Options, Restricted Stock, Stock Equivalent Units, Stock Appreciation Rights, Stock Purchase Rights, Cash Awards, and other incentives under this Plan.

(c) “Award Agreement” — Any agreement between the Company and a Participant that sets forth terms, conditions, and restrictions applicable to an Award.

(d) “Board of Directors” – The Board of Directors of the Company.

(e) “Cash Award” – This term has the meaning given to it in Section 6 (b) (v).

(f) “Change in Control” – A “Change of Control” means if at any time any of the following events shall have occurred after the date of the adoption of this Plan (except as may be otherwise prescribed by the Committee in an Award Agreement or Notice of Award):

(i) any person (other than Nordson Corporation, any of its subsidiaries, any employee benefit plan or employee stock ownership plan of Nordson Corporation, or any Person organized, appointed, or established by Nordson Corporation for or pursuant to the terms of any such plan), alone or together with any of its Affiliates or Associates, becomes the Beneficial Owner of 20% or more of the Common Shares then outstanding, or any such Person commences or publicly announces an intent to commence a tender offer or exchange offer the consummation of which would result in the Person becoming the Beneficial Owner of 20% or more of the Common Shares then outstanding (provided, however, that, for purposes of determining whether Eric T. Nord or Evan W. Nord, together with each of their Affiliates or Associates, is the Beneficial Owner of 20% or more of the Common Shares then outstanding, the Common Shares then held by the Walter G. Nord Trust, by the Eric T. Nord and Jane B. Nord Trusts for Grandchildren, by the Nord Family Foundation (or any successor to the Nord Family Foundation), and by the Eric and Jane Nord Foundation shall be excluded; for purposes of determining whether the Walter G. Nord Trust, the Eric T. Nord and Jane B. Nord Trusts for Grandchildren, the Nord Family Foundation (or any successor) , or the Eric and Jane Nord Foundation, together with each of their Affiliates and Associates, is the Beneficial Owner of 20% or more of the Common Shares then outstanding, the Common Shares then held by Eric T. Nord and by Evan W. Nord shall be excluded; for purposes of determining whether the Nord Family Foundation (or any successor) together with its Affiliates and Associates, is the Beneficial Owner of 20% or more of the Common Shares then outstanding, the Common Shares then held by the Eric and Jane Nord Foundation will be excluded; and, for purposes of determining whether the Eric and Jane Nord Foundation, together with its Affiliates and Associates, is the Beneficial Owner of 20% or more of the Common Shares then outstanding, the Common Shares then held by the Nord Family Foundation (or any successor) will be excluded) . For purposes of this Section 2(f) (i) , the terms “Affiliates, “Associates,” “Beneficial Owner,” and “Person” will have the meanings given to them in the Second Restated Rights Agreement, dated as of May 1, 2003, between Nordson Corporation and National City Bank, as Rights Agent, as amended from time to time.

(ii) At any time during a period of 24 consecutive months, individuals who were Directors at the beginning of the period no longer constitute a majority of the members of the Board of Directors, unless the election, or the nomination for election by Nordson Corporation’s shareholders, of each Director who was not a Director at the beginning of the period is approved by at least a majority of the Directors who are in office at the time of the election or nomination and were Directors at the beginning of the period.

(iii) A record date is established for determining shareholders entitled to vote upon (A) a merger or consolidation of Nordson Corporation with another corporation in which Nordson Corporation is not the surviving or continuing corporation or in which all or part of the outstanding Common Shares are to be converted into or exchanged for cash, securities, or other property, (B) a sale or other disposition of all or substantially all of the assets of Nordson Corporation, or (C) the dissolution of Nordson Corporation.

(iv) Any person who proposes to make a “control share acquisition” of Nordson Corporation, within the meaning of Section 1701.01(Z) of the Ohio General Corporation Law, submits or is required to submit an acquiring person statement to Nordson Corporation.

(g) “Code” – The Internal Revenue Code of 1986, or any law that supersedes or replaces it, as amended from time to time.

(h) “Committee” – The Compensation Committee of the Board of Directors, or any other committee of the Board of Directors that the Board of Directors authorizes to administer this Plan. The Committee will be constituted in a manner that satisfies all applicable legal requirements. If necessary, actions will be taken by a subcommittee of the Compensation Committee.

(i) “Common Shares” or “shares” – Common Shares without par value of Nordson Corporation, including authorized and unissued shares and treasury shares.

(j) “Company” – Nordson Corporation, an Ohio corporation, and its direct and indirect subsidiaries.

(k) “Continuing Director” – A Director who was a Director prior to a Change in Control or was recommended or elected to succeed a Continuing Director by a majority of the Continuing Directors then in office.

(l) "Covered Employee” – A Participant who is, or is determined by the Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code (or any successor provision).

(m) “Director” – A director of Nordson Corporation.

(n) “Exchange Act” – Securities Exchange Act of 1934, and any law that supersedes or replaces it, as amended from time to time.

(o) “Fair Market Value” of Common Shares shall mean, on any particular date, (i) if the Common Shares are listed on a national securities exchange, the closing price as reported for composite transactions on the exchange, (ii) if the Common Shares are not listed on an exchange but transactions in the Common Shares are reported in the NASDAQ Global Select Market system, the closing price as reported in the NASDAQ National Market system on the date the Award is granted, and (iii) if either of the methods referred to in (i) or (ii) become impracticable for any reason, the value determined using a method established by the Committee on a basis consistent with regulations under the Code.

(p) “Holder” – The Participant or eligible transferee (as such eligibility may be determined from time to time by the Committee) who holds an Award.

(q) “Incentive Stock Option” – A Stock Option that meets the requirements of Section 422 of the Code.

(r) “Notice of Award” – Any notice by the Committee to a Participant that advises the Participant of the grant of an Award or sets forth terms, conditions, and restrictions applicable to an Award.

(s) “Operating Cash Flow” means operating income plus depreciation, amortization and other non-cash charges such as write-downs to the acquired or carrying value of assets and charges for the impairment of goodwill and other intangible assets during such period, adjusted to eliminate the effects of expenses for restructuring or productivity initiatives and any expenses or write-offs in connection with acquisitions or divestitures, each as defined by generally accepted accounting principles or identified in the Company’s financial statements, notes to financial statements or management’s discussion and analysis.

(t) “Participant” – Any person to whom an Award has been granted under this Plan.

(u) “Performance Objectives” – The measurable performance objective or objectives established pursuant to this Plan for Participants. Performance Objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of an Affiliate, division, department, region or function within the Company or Affiliate in which the Participant is employed. The Performance Objectives may be made relative to the performance of other corporations. The Performance Objectives applicable to any award to a Covered Employee that is intended to qualify for the performance-based compensation exception to Section 162(m) of the Code shall be based on specified levels of or growth in one or more of the following criteria: return on net assets, return on capital employed, economic value added, sales, revenue, earnings per share, operating income, net income, earnings before interest and taxes, return on equity, total shareholder return, market valuation, cash flow, completion of acquisitions, product and market development, inventory management, working capital management and customer satisfaction. The foregoing business criteria may be clarified by reasonable definitions adopted from time to time by the Committee, which may include or exclude any or all of the following items, as the Committee may specify: extraordinary, unusual or non recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities; effects relating to the impairment of goodwill or other intangible assets; expenses for restructuring or productivity initiatives; non operating items; acquisition expenses; and effects of acquisitions, divestitures or reorganizations. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances (including those events and circumstances described in Section 4(c) of this Plan) render the Performance Objectives unsuitable, the Committee may in its discretion modify such Performance Objectives or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable, except in the case of a Covered Employee to the extent that such action would result in the loss of the otherwise available exemption of the award under Section 162(m) of the Code.

(v) “Restricted Stock” – An Award of Common Shares that are subject to restrictions or risk of forfeiture.

(w) “Rule 16b-3” – Rule l6b-3 under the Exchange Act, or any rule that supersedes or replaces it, as amended from time to time.

(x) “Stock Appreciation Right” – This term has the meaning given to it in Section 6(b)(i).

(y) “Stock Award” – This term has the meaning given to it in Section 6(b)(ii).

(z) “Stock Equivalent Unit” – An Award that is valued by reference to the value of Common Shares.

(aa) “Stock Option” – This term has the meaning given to it in Section 6(b)(iii).

(bb) “Stock Purchase Right” – This term has the meaning given to it in Section 6(b)(iv).

3.	Eligibility.

All key employees of the Company and its Affiliates and all Directors are eligible for the grant of Awards. The selection of the employees and Directors to receive Awards will be within the discretion of the Committee. More than one Award may be granted to the same employee or Director.

4.	Common Shares Available for Awards; Adjustment.

(a) Number of Common Shares. The aggregate number of Common Shares that may be subject to Awards granted under this Plan in any fiscal year of the Company during the term of this Plan will be two and one half percent (2.5%) of the number of Common Shares outstanding as of the first day of that fiscal year.

The assumption of awards granted by an organization acquired by the Company, or the grant of Awards under this Plan in substitution for any such awards, will not reduce the number of Common Shares available in any fiscal year for the grant of Awards under this Plan.

Common Shares subject to an Award that is forfeited, terminated, or canceled without having been exercised (other than Common Shares subject to a Stock Option that is canceled upon the exercise of a related Stock Appreciation Right) will again be available for grant under this Plan, without reducing the number of Common Shares available in any fiscal year for grant of Awards under this Plan.

Notwithstanding anything in this Section 4(a), or elsewhere in this Plan, to the contrary and subject to adjustment as provided in Section 4(c) of this Plan, (i) the aggregate number of Common Shares actually issued or transferred upon the exercise of Incentive Stock Options shall not exceed 1,000,000 Common Shares; (ii) no Participant shall be granted Stock Options and Stock Appreciation Rights, in the aggregate, for more than 250,000 Common Shares during any fiscal year of the Company; and (iii) no Participant shall be granted Restricted Stock awards that specify Performance Objectives, in the aggregate, for more than 75,000 Common Shares during any fiscal year of the Company.

Finally, each Participant that receives, in any one fiscal year, an award of Stock Equivalent Units, Cash Awards, performance share units payable in shares or other similar awards specifying the attainment of Operating Cash Flow during any fiscal year or years (the “Performance Period”) will be eligible to receive a maximum aggregate payout as of their date of payment with a value equal to 1.0% of Operating Cash Flow during the Performance Period, but in no event shall such payout have a value greater than $4,000,000. The Committee may not increase the amount payable under any such Award but retains the discretionary authority to reduce the amount. The Committee may also establish factors to take into consideration in implementing its discretion, including but not limited to performance against designated performance criteria for the Performance Period, such as return on net assets, return on capital employed, economic value added, sales, revenue, earnings per share, operating income, net income, earnings before interest and taxes, return on equity, total shareholder return, market valuation, cash flow, completion of acquisitions, product and market development, inventory management, working capital management and customer satisfaction. Any of the foregoing performance criteria may apply to a participant’s Award for any period in its entirety or to any designated portion of the Award opportunity, as the Committee may specify.

(b) No Fractional Shares. No fractional shares will be issued, and the Committee will determine the manner in which the value of fractional shares will be treated.

(c) Adjustment. In the event of any change in the Common Shares by reason of a merger, consolidation, reorganization, reclassification, recapitalization, or similar transaction, or in the event of a stock dividend, stock split, or distribution to shareholders (other than normal cash dividends), the Committee will adjust the number and class of shares that may be issued under this Plan (including the number of Common Shares that may be subject to Awards granted to any Participant in any fiscal year under Section 4(a)), the number and class of shares subject to outstanding Awards, the exercise price applicable to outstanding Awards, and the Fair Market Value of the Common Shares and other value determinations applicable to outstanding Awards. In no event shall any adjustment be required under this Section 4(c) to the extent the Committee determines that such action (i) would cause any Stock Option intended to qualify as an Incentive Stock Option to fail so to qualify, or (ii) would cause an Award to fail to satisfy the conditions of an applicable exception from the requirements of Section 409A of the Code or otherwise could subject a Participant to the additional tax imposed under Section 409A in respect of an outstanding Award.

5.	Administration.

(a) Committee. This Plan will be administered by the Committee. The Committee will, subject to the terms of this Plan, have the authority to: (i) select the eligible employees and Directors who will receive Awards, (ii) grant Awards, (iii) determine the number and types of Awards to be granted to employees and Directors, (iv) determine the terms, conditions, vesting periods, and restrictions applicable to Awards, (v) adopt, alter, and repeal administrative rules and practices governing this Plan, (vi) interpret the terms and provisions of this Plan and any Awards granted under this Plan, (vii) prescribe the forms of any Notices of Award, Award Agreements, or other instruments relating to Awards, and (viii) otherwise supervise the administration of this Plan. All decisions by the Committee will be made with the approval of not less than a majority of its members.

(b) Delegation. The Committee may delegate any of its authority to any other person or persons that it deems appropriate, provided the delegation does not cause this Plan or any Awards granted under this Plan to fail to qualify for the exemption provided by Rule 16b-3, the performance-based compensation exception to Section 162(m) of the Code, or to meet any other applicable legal requirements.

(c) Decisions Final. All decisions by the Committee, and by any other person or persons to whom the Committee has delegated authority, will be final and binding on all persons.

6.	Awards.

(a) Grant of Awards. The Committee will determine the type or types of Awards to be granted to each Participant and will set forth in the related Notice of Award or Award Agreement the terms, conditions, vesting periods, and restrictions applicable to each Award. Awards may be granted singly or in combination or tandem with other Awards. Awards may also be granted in replacement of, or in substitution for, other awards granted by the Company, whether or not granted under this Plan; without limiting the foregoing, if a Participant pays all or part of the exercise price or taxes associated with an Award by the transfer of Common Shares or the surrender of all or part of an Award (including the Award being exercised), the Committee may, in its discretion, grant a new Award to replace the Common Shares that were transferred or the Award that was surrendered. The Company may assume awards granted by an organization acquired by the Company or may grant Awards in replacement of, or in substitution for, any such awards.

(b) Types of Awards. Awards may include, but are not limited to, the following:

(i) Stock Appreciation Right – A right to receive a payment, in cash or Common Shares, equal to the excess of (A) the Fair Market Value, or other specified valuation, of a specified number of Common Shares on the date the right is exercised over (B) the Fair Market Value, or other specified valuation, on the date the right is granted, all as determined by the Committee. The right may be conditioned upon the occurrence of certain events, such as a Change in Control of the Company, or may be unconditional, as determined by the Committee. The exercise price or base price of a Stock Appreciation Right may not be less than the Fair Market Value of the Common Shares on the date the Stock Appreciation Right is granted (which date will not be earlier than the date on which the Committee takes action with respect thereto).

(ii) Stock Award – An Award that is made in Common Shares, Restricted Stock, or Stock Equivalent Units or that is otherwise based on, or valued in whole or in part by reference to, the Common Shares. All or part of any Stock Award may be subject to conditions, restrictions, and risks of forfeiture, as and to the extent established by the Committee. Stock Awards may be based on the Fair Market Value of the Common Shares, or on other specified values or methods of valuation, as determined by the Committee.

(iii) Stock Option – A right to purchase a specified number of Common Shares, during a specified period of time, and at a specified exercise price, all as determined by the Committee. A Stock Option may be an Incentive Stock Option or a Stock Option that does not qualify as an Incentive Stock Option. In addition to the terms, conditions, vesting periods, and restrictions established by the Committee, Incentive Stock Options must comply with the requirements of Section 422 of the Code. Incentive Stock Options may only be granted to Participants who meet the definition of “employees” under Section 3401(c) of the Code on the date of grant The exercise price of a Stock Option may not be less than the Fair Market Value of the Common Shares on the date the Stock Option is granted (which date will not be earlier than the date on which the Committee takes action with respect thereto).

(iv) Stock Purchase Right – A right to participate in a stock purchase program, including but not limited to a stock purchase program that meets the requirements of Section 423 of the Code.

Among other requirements, Section 423 currently provides that (A) only employees of Nordson Corporation, or of any direct or indirect “subsidiary” of Nordson Corporation (as defined in Section 424 of the Code) designated by the Committee, may receive Stock Purchase Rights that qualify under Section 423 (“Section 423 Rights”), (B) Section 423 Rights may not be granted to any Participant who, immediately after the Section 423 Rights are granted, owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of Nordson Corporation, (C) Section 423 Rights must be granted to all employees of Nordson Corporation, and of any direct or indirect subsidiary of Nordson Corporation designated by the Committee, except that there may be excluded (1) employees who have been employed less than two years, (2) employees whose customary employment is 20 hours or less per week, (3) employees whose customary employment is for not more than five months in any calendar year, and (4) highly compensated employees (within the meaning of Section 414(q) of the Code) , (D) all employees granted Section 423 Rights must have the same rights and privileges, except that the number of Common Shares that may be purchased by any employee upon exercise of Section 423 Rights may bear a uniform relationship to the total compensation, or the basic or regular rate of compensation, of the employee, (E) the exercise price of Section 423 Rights may not be less than the lesser of (1) eighty-five percent (85%) of the Fair Market Value of the Common Shares at the time Section 423 Rights are granted or (2) eighty-five percent (85%) of the Fair Market Value of the Common Shares at the time the Section 423 Rights are exercised; (F) Section 423 Rights cannot be exercised after the expiration of 27 months from the date the Section 423 Rights are granted, and (G) no employee may be granted Section 423 Rights, under this Plan and any other plans of Nordson Corporation and its subsidiaries, that permit the purchase of Common Shares with a Fair Market Value of more than $25,000 (determined at the time the Section 423 Rights are granted) in any calendar year.

(v) Cash Award – An Award denominated in cash. All or part of any cash award may be subject to conditions established by the Committee, including but not limited to future service with the Company.

Any grant of Stock Awards or Cash Awards may specify Performance Objectives that, if achieved, will result in termination or early termination of the restrictions applicable to such Awards. Each grant may specify in respect of such Performance Objectives a minimum acceptable level of achievement and may set forth a formula for determining the amount of or number of Stock Awards or Cash Awards that will be earned if performance is at or above the minimum level, but falls short of full achievement of the specified Performance Objectives.

7.	Deferral of Payment.

To the extent permitted under Section 409A of the Code, and with the approval of the Committee, the delivery of the Common Shares, cash, or any combination thereof subject to an Award (other than Stock Options or Stock Appreciation Rights) may be deferred, either in the form of installments or a single future delivery. The Committee may also permit selected Participants to defer the payment of some or all of their Awards (other than Stock Options or Stock Appreciation Rights), as well as other compensation, in accordance with procedures established by the Committee to assure that the recognition of taxable income is deferred under the Code. Deferred amounts may, to the extent permitted by the Committee, be credited as cash or Stock Equivalent Units. The Committee may also establish rules and procedures for the crediting of interest on deferred cash payments and dividend equivalents on Stock Equivalent Units.

8.	Payment of Exercise Price.

The exercise price of a Stock Option (other than an Incentive Stock Option), Director Option, Stock Purchase Right, and any Stock Award for which the Committee has established an exercise price may be paid in cash, by the transfer of Common Shares, by the surrender of all or part of an Award (including the Award being exercised), or by a combination of these methods, as and to the extent permitted by the Committee. The exercise price of an Incentive Stock Option may be paid in cash, by the transfer of Common Shares, or by a combination of these methods, as and to the extent permitted by the Committee at the time of grant, but may not be paid by the surrender of all or part of an Award. The Committee may prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the purpose of this Plan.

In the event shares of Restricted Stock are used to pay the exercise price of a Stock Award, a number of the Common Shares issued upon the exercise of the Award equal to the number of shares of Restricted Stock used to pay the exercise price will be subject to the same restrictions as the Restricted Stock.

9.	Taxes Associated with Award.

Prior to the payment of an Award, the Company may withhold, or require a Participant to remit to the Company, an amount sufficient to pay any required Federal, state, and local taxes associated with the Award; provided, however, that if a Stock Option has been transferred and the Participant does not pay such taxes on the date of exercise, such required withholding taxes will be paid by reducing the number of Common Shares to be received upon exercise. The Committee may, in its discretion and subject to such rules as the Committee may adopt, permit a Participant to pay any or all required withholding taxes associated with the Award (other than an Incentive Stock Option) in cash, by the transfer of Common Shares, by the surrender of all or part of an Award (including the Award being exercised), or by a combination of these methods. The Committee may permit a Participant to pay any or all required withholding taxes associated with an Incentive Stock Option in cash, by the transfer of Common Shares, or by a combination of these methods.

10.	Termination of Employment.

If the employment of a Participant terminates for any reason, all unexercised, deferred, and unpaid Awards may be exercisable or paid only in accordance with rules established by the Committee. These rules may provide, as the Committee deems appropriate, for the expiration, continuation, or acceleration of the vesting of all or part of the Awards.

11.	Termination of Awards under Certain Conditions.

The Committee may cancel any unexpired, unpaid, or deferred Awards held by a Holder at any time if the Holder is not in compliance with all applicable provisions of this Plan or with any Notice of Award, Award Agreement, Committee action or documentation relating to the Award, or if the Participant, without the prior written consent of the Company, engages in any of the following activities:

(i) Renders services for an organization, or engages in a business, that is, in the judgment of the Committee, in competition with the Company.

(ii) Discloses to anyone outside of the Company, or uses for any purpose other than the Company’s business, any confidential information or material relating to the Company, whether acquired by the Participant during or after employment with the Company.

The Committee may, in its discretion and as a condition to the exercise of an Award by a Holder, require a Holder to acknowledge in writing that he or she is in compliance with all applicable provisions of this Plan and of any Notice of Award, Award Agreement, Committee action or documentation relating to the Award, and, in the case of a Participant, has not engaged in any activities referred to in clauses (i) and (ii) above.

12.	Change in Control.

In the event of a Change in Control of the Company, unless and to the extent otherwise determined by the Board of Directors or set forth in the Award Agreement or Notice of Award, (i) all Stock Appreciation Rights, Stock Options, and other Stock Purchase Rights then outstanding will become fully exercisable as of the date of the Change in Control, (ii) all restrictions and conditions applicable to Restricted Stock and other Stock Awards will be deemed to have been satisfied as of the date of the Change in Control, and (iii) all Cash Awards will be deemed to have been fully earned as of the date of the Change in Control. Any such determination by the Board of Directors that is made after the occurrence of a Change in Control will not be effective unless a majority of the Directors then in office are Continuing Directors and the determination is approved by a majority of the Continuing Directors.

13.	Amendment, Suspension, or Termination of this Plan; Amendment of Outstanding Awards.

(a) Amendment, Suspension, or Termination of this Plan. The Board of Directors may amend, suspend, or terminate this Plan at any time. Shareholder approval for any such amendment will be required only to the extent necessary to comply with the rules of the exchange or quotation system on which the Common Shares are traded or quoted, the rules and regulations related to Incentive Stock Options or any other applicable legal requirements.

(b) Amendment of Outstanding Awards. The Committee may, in its discretion, amend the terms of any Award, prospectively or retroactively, but no such amendment may impair the rights of any Holder without his or her consent unless necessary to comply with Section 409A of the Code. The Committee may, in whole or in part, waive any restrictions or conditions applicable to, or accelerate the vesting of, any Award.

14.	Awards to Foreign Nationals and Employees Outside the United States.

To the extent that the Committee deems appropriate to comply with foreign law or practice and to further the purpose of this Plan, the Committee may, without amending this Plan, (i) establish special rules applicable to Awards granted to Participants who are foreign nationals, are employed outside the United States, or both, including rules that differ from those set forth in this Plan, and (ii) grant Awards to such Participants in accordance with those rules.

15.	Nonassignability.

Unless otherwise determined by the Committee, (i) no Award granted under this Plan may be transferred or assigned by the Holder other than by Designation of Beneficiary, or, if none, by will, pursuant to the laws of descent and distribution, or pursuant to a qualified domestic relations order and (ii) an Award granted under this Plan may be exercised, during the Holder’s lifetime, only by the Holder or by the Holder’s guardian or legal representative; except that, no Incentive Stock Option or Section 423 Right may be transferred or assigned pursuant to a qualified domestic relations order or exercised, during the Participant’s lifetime, by the Participant’s guardian or legal representative. “Designation of Beneficiary” shall mean the person(s) or entity whom the Holder has designated by a transfer on death or other designation of beneficiary to receive the Holder’s Award on the Holder’s death in accordance with such procedures established from time to time by the Committee.

16.	Governing Law.

The interpretation, validity, and enforcement of this Plan will, to the extent not otherwise governed by the Code or the securities laws of the United States, be governed by the law of the State of Ohio.

17.	Rights of Employees.

Nothing in this Plan will confer upon any Participant the right to continued employment by the Company or limit in any way the Company’s right to terminate any Participant’s employment at will.

18.	Effective and Termination Dates.

(a) Effective Date. The effective date of this Plan is November 3, 2003, subject to approval by shareholders at the annual meeting in 2004.

(b) Termination Date. This Plan will continue in effect until terminated by the Board of Directors.

19. Compliance with Section 409A of the Code.

Awards granted under this Plan shall be designed and administered in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Code. To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the Award Agreement or Notice of Award shall incorporate the terms and conditions necessary to avoid the imposition of an additional tax under Section 409A of the Code upon a Participant. Notwithstanding any other provision of the Plan or any Award Agreement or Notice of Award (unless the Award Agreement or Notice of Award provides otherwise with specific reference to this Section), an Award shall not be granted, deferred, accelerated, extended, paid out, settled, substituted or modified under this Plan in a manner that would result in the imposition of an additional tax under Section 409A of the Code upon a Participant. Although the Company intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Section 409A of the Code, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Section 409A of the Code or any other provision of federal, state, local, or non-United States law. Neither the Company, its Affiliates, nor their respective directors, officers, employees or advisers shall be liable to any Participant (or any other individual claiming a benefit through the Participant) for any tax, interest, or penalties the Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan. Any reference in this Plan to Section 409A of the Code will also include the applicable proposed, temporary or final regulations, or any other guidance, issued with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.